UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2009

FAR EAST ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

0-32455	88-0459590
(Commission File Number)	(IRS Employer Identification Number)

363 N. Sam Houston Parkway East, Suite 380, Houston, Texas 77060

(Address of principal executive offices)

(832) 598-0470

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Placement Agent Agreement

On December 22, 2009, Far East Energy Corporation, a Nevada corporation (the “Company”), entered into a placement agency agreement (the “Placement Agreement”) with Pritchard Capital Partners, LLC (the “Placement Agent”) pursuant to which the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of units of securities (the “Units”) in a registered direct public offering (the “Offering”). Each Unit consists of (i) five shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), and (ii) a warrant to purchase two shares of Common Stock (the “Warrants”). The sale of the Units is being made pursuant to subscription agreements (the “Subscription Agreements”) in substantially the form filed as Exhibit 10.1 hereto dated December 22, 2009 between the Company and each investor at a purchase price of $2.12 per Unit. The terms of the Warrants are described below. The Units will be issued pursuant to prospectus supplements filed with the Securities and Exchange Commission (“SEC”) in connection with takedowns from the Company’s shelf registration statement on Form S-3 (File No. 333-162019), which became effective on November 4, 2009.

Pursuant the the Placement Agent Agreement, the Company has agreed to pay the Placement Agent a fee equal to 5.5% of the aggregate gross proceeds received in the Offering that are attributable to investors of the Placement Agent. The Company has also agreed to reimburse the Placement Agent for up to $100,000 in expenses incurred by it in connection with the Offerings, including legal fees and expenses of counsel to the Placement Agent. The Placement Agent Agreement also contains customary representations, warranties, covenants and agreements by the Company, and customary conditions to closing and indemnification obligations of the Company and the Placement Agent.

The net proceeds to the Company from the Offering, after deducting placement agent fees and the Company’s estimated offering expenses, are expected to be approximately $4,448,783. The Company intends to use these net proceeds to continue the drilling, completion and testing of coal bed methane wells in China and for general corporate purposes. The Offering is expected to close on or about December 28, 2009, subject to the satisfaction of customary closing conditions.

The descriptions of the Subscription Agreements and the Placement Agreement set forth above do not purport to be complete and are qualified in their entirety by reference to the Form of Subscription Agreement and the Placement Agreement, filed as Exhibits 10.1 and 10.2 hereto, respectively, and which are incorporated herein by reference.

Warrant Agreement

On December 22, 2009, the Company also entered into a warrant agreement between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”). The Company will also issue Warrants under the Warrant Agreement in conjunction with the sale of the Units to certain investors.

The Warrants will terminate on the earlier of December 22, 2014 or the date fixed for redemption of the Warrant under the Warrant Agreement. The warrants are exercisable for shares of Common Stock at a price of $1.25 per share and may be exercised at any time prior to expiration or termination of the Warrants. The Warrants will be exercisable only if a registration statement relating to the Common Stock issuable upon exercise of the Warrants is effective and such securities are qualified for sale or exempt from qualification under applicable securities laws of the state or other jurisdiction in which the registered holder resides. At any time after December 22, 2010, the Company may call the outstanding Warrants for redemption in whole or in part at a price of $0.01 per Warrant upon forty-five days’ prior notice of redemption to each Warrant holder if, and only if, the trading price of the Company’s common stock has equaled or exceeded $1.875 per share for fifteen or more consecutive trading days. The trading price of the Company’s common stock means (a) if the common stock is actively traded on any national securities exchange or any NASDAQ quotation or market system, then the highest price at which sales of a share of common stock shall have been sold during such trading day and (b) if the shares of common stock are not actively traded on any such exchange or system, then the highest sale price of a share of common stock during such trading day. Additionally, the exercise price and number of shares of common stock issuable on exercise of the Warrants may be adjusted in certain circumstances. In the Company’s sole discretion, it may delay the expiration date for a period of no less than 10 days and thereby extend the duration of the exercise period.

The descriptions of terms and conditions of the form of Warrant and the Warrant Agreement set forth herein do not purport to be complete and are qualified in their entirety by the full text of the form of Warrant and Warrant Agreement filed as Exhibit 4.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

4.1	Warrant Agreement between Far East Energy Corporation and Continental Stock Transfer & Trust Company (including the form of warrant)

5.1	Opinion of Coppedge Emmel & Klegerman PC

10.1	Form of Subscription Agreement

10.2	Placement Agent Agreement between Far East Energy Corporation and Pritchard Capital Partners, LLP

23.1	Consent of Coppedge Emmel & Klegerman PC (incorporated by reference to Exhibit 5.1 of this Current Report on Form 8-K)

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2009

Far East Energy Corporation

By:	/S/ ANDREW LAI
Andrew Lai
Chief Financial Officer

Index to Exhibits

Exhibit Number	Description

4.1	Warrant Agreement between Far East Energy Corporation and Continental Stock Transfer & Trust Company (including the form of warrant)

5.1	Opinion of Coppedge Emmel & Klegerman PC

10.1	Form of Subscription Agreement

10.2	Placement Agent Agreement between Far East Energy Corporation and Pritchard Capital Partners, LLP

23.1	Consent of Coppedge Emmel & Klegerman PC (incorporated by reference to Exhibit 5.1 of this Current Report on Form 8-K)